UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2005

America First Apartment Investors, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-49986	470858301
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Suite 100, 1004 Farnam Street, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(402) 444-1630

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2005, America First Apartment Investors, Inc. (the "Registrant"), America First Apartment Advisory Corporation (the "Advisor") and The Burlington Capital Group LLC, f/k/a America First Companies L.L.C. ("Burlington") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Advisor has been merged with and into the Registrant, with the Registrant being the surviving corporation (the "Merger"). The Merger became effective on December 30, 2005. The principal purpose and effect of the Merger was to convert the Registrant from an externally managed real estate investment trust ("REIT") to a "self-advised" REIT.

Pursuant to the Merger Agreement, the outstanding shares of common stock of the Advisor (all of which were held by Burlington) were converted into the right to receive an aggregate cash payment of $4,004,325.00 plus 525,000 shares of the Registrant’s common stock, valued at $14.087 per share. Some directors and executive officers of the Registrant hold equity interests in, and are managers and executive officers of, Burlington. A Special Committee of the Board of Directors of the Registrant (the "Special Committee"), comprised solely of independent directors of the Registrant, negotiated the terms and conditions of the transaction on behalf of the Registrant. The Special Committee received an opinion from its financial advisor, Cohen & Steers Capital Advisors LLC, to the effect that (subject to certain assumptions and qualifications), the consideration paid by the Registrant in the Merger is fair, from a financial point of view, to the Registrant and its shareholders.

At the effective time of the Merger, the separate corporate existence of the Advisor ceased. The Registrant, as the surviving corporation, acquired all of the tangible and intangible assets, agreements, properties, rights, privileges, powers, franchises, debts, liabilities and duties of the Advisor.

Prior to the consummation of the Merger, the Advisor provided management and advisory services to the Registrant pursuant to the Second Amended and Restated Advisory Agreement, dated as of June 3, 2004, and the Addendum thereto, dated September 15, 2005 (the "Advisory Agreement"). As a result of the Merger, the fees under the Advisory Agreement have been eliminated, and the management of the Registrant’s operations will be performed by individuals directly employed by the Registrant.

Upon the effective time of the Merger, the Registrant assumed the Employment Agreements between Burlington and John H. Cassidy, the Registrant’s President and Chief Executive Officer; Paul Beldin, who became the Registrant’s Vice President, Chief Financial Officer, Secretary and Treasurer upon the closing of the Merger; and James Egan, the Registrant’s Chief Investment Officer. The initial term of each Employment Agreement will expire on October 1, 2008. The base salaries and any bonuses to be paid to these employees will be determined by the Compensation Committee of the Board of Directors. If the employment of any of these employees is terminated without cause prior to the end of the term of such employee’s Employment Agreement, the employee will receive a severance payment equal to twelve months of his base salary as of the date of the termination. Each Employment Agreement also includes customary noncompetition and confidentiality provisions.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 30, 2005, Michael J. Draper and Maurice E. Cox, Jr. resigned as the Vice President, Chief Financial Officer, Treasurer and Secretary and Executive Vice President, Investor Relations, respectively, of the Registrant. Each resignation became effective upon effectiveness of the Merger.

On December 30, 2005, the Registrant’s Board of Directors appointed Paul Beldin, 32, as the Vice President, Chief Financial Officer, Treasurer and Secretary of the Registrant, effective upon the effective time of the merger described above. Mr. Beldin will hold such office until a successor has been duly appointed and qualified or until his death, resignation or removal. Since May 2005, Mr. Beldin has served as the Registrant’s Controller. From August 1996 to May 2005, Mr. Beldin was employed by Deloitte & Touche, penultimately serving as an Audit Senior Manager. The material terms of Mr. Beldin’s Employment Agreement are summarized in Item 1.01 above.

Item 8.01 Other Events.

On January 4, 2006, the Registrant issued a press release announcing the Merger described in Item 1.01 above. A copy of the press release is being furnished as Exhibit 99 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(10) Agreement and Plan of Merger dated December 30, 2005.

(99) Press release dated January 4, 2006, announcing the Registrant's acquisition of the Advisor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America First Apartment Investors, Inc.

January 5, 2006	By:	/s/ John H. Cassidy

Name: John H. Cassidy
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10	Agreement and Plan of Merger dated December 30, 2005.
99	Press release dated January 4, 2006, announcing the Registrant's acquisition of the Advisor.